Exhibit 10.3

DEFERRED

COMPENSATION AGREEMENT

THIS AGREEMENT, made and entered into by and between Simmons First National Corporation (“Employer”) and Marty D. Casteel (“Employee”), WITNESSETH:

WHEREAS, Employee is presently employed by Employer in the capacity of Senior Executive Vice President, and by Simmons Bank as Chairman, President and Chief Executive Officer, and is a person whom Employer considers to possess significant ability, experience and valuable contacts in matters relating to the business of Employer; and

WHEREAS, Employer desires to obtain the continued services of Employee and to provide certain deferred, contingent benefits to Employee as more particularly hereinafter provided; and

NOW, THEREFORE, for and in consideration of the premises and Employee’s continued employment, it is agreed as follows, to-wit:

1. Definitions. As used herein, the following terms shall have the definitions set forth below:

Benefit Period – For the purposes of Section 5, the period commencing on the first day of the next succeeding calendar month following the Separation from Service of Employee and ending one hundred twenty (120) months thereafter.

Change in Control – shall mean a change in ownership or control of the Bank as defined in Treasury Regulation 1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

Disabled – A participant shall be considered disabled if the participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of no less than 12 months, (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer, (c) is determined to be totally disabled by the Social Security Administration or (d) is determined to be disabled by the Employer’s disability insurance program, provided the criteria utilized by the insurance program complies with the criteria set forth under (a) above.

Monthly Benefit – The monthly benefit payable shall be one-twelfth (1/12th) of an amount equal to $75,000.00.

Separation from Service – shall mean Employee has experienced a termination of employment with Employer. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that Employer and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to Employer if Employee has been providing services to Employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether Employee continues to be treated as an executive for other purposes (such as continuation of salary and participation in executive benefit programs), whether similarly situated service providers have been treated consistently, and whether Employee is permitted and realistically available, to perform services for other service recipients in the same line of business. Employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by Employee during the immediately preceding thirty-six (36) month period.

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Specified Employee – is a key employee (as defined in section 416(i) of the Internal Revenue Code without regard to section 416(i)(5)) of the Employer (and all persons with whom the Employer would be considered a single employer under section 414(b) or 414(c) of the Internal Revenue Code), any stock of which is publicly traded on an established securities market or otherwise. For this purpose, an employee is a key employee if he or she meets the requirements of section 416(i) at any time during the calendar year. If a person is a key employee as of December 31 of any year, the person is treated as a specified employee for the 12-month period beginning on the first day of April of the next calendar year. The determination whether the stock is publicly traded on an established securities market or otherwise shall be made as of the date of the Employee’s Separation from Service.

2. Continued Employment of Employee. Employee shall continue in the employ of Employer until the earlier of a Change in Control or attainment of age 69, subject to termination at any time by the Board of Directors of Employer.

3. Normal Retirement, Disability or Death. (a) Upon the first to occur of the following:

(i)	Employee’s normal retirement at or after age 69 (“Normal Retirement”),
(ii)	Employee’s disability prior to age 69 while still in the employ of Employer, or
(iii)	Employee’s death prior to age 69 while still in the employ of Employer.

Employer shall pay to Employee (or Employee’s beneficiary in the case of death of the Employee) the Monthly Benefit, as defined herein, each month beginning on the first day of the month following Employee’s Normal Retirement, disability or death, and ending upon the expiration of 120 consecutive months after the commencement of payments.

(b) If Employee dies prior to receiving 120 monthly payments, the remaining payments (not to exceed 120), shall be made to Employee’s designated beneficiary or, if none, to Employee’s estate.

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4. Payments to Specified Employees. If at the time of the Employee’s death, disability or Separation from Service, Employee is a Specified Employee, then notwithstanding any provision in herein, including Sections 3 and 5, concerning the date of the commencement of payments, all payments that Employee would otherwise have been entitled to receive hereunder during the first 6 months after his death, disability or Separation from Service shall be retained by the Employer and paid to the Employee (or his beneficiary, as the case may be) upon the first day of the 7th month next following the event giving rise to the commencement of the payments. All payments due on any date more than sic (6) months after the event giving rise to the commencement of the Monthly Benefit shall not be delayed and shall be made on the dates as originally set forth herein.

5. Separation from Service after Change in Control. In the event of a Change in Control and Employee’s Separation from Service prior to his entitlement to the Monthly Benefit, then Employer shall pay to Employee the Monthly Benefit each month during the Benefit Period, beginning on the first day of the calendar month following such Separation from Service. If Employee dies prior to the end of the Benefit Period, the remaining payments, through the end of the Benefit Period, shall be made to Employee’s designated beneficiary or, if none, to Employee’s estate.

6. Consultation and Advice. Employee agrees that, following termination of employment due to disability or Normal Retirement, Employee shall, upon request by the Board of Directors of Employer, render consultation and advice to Employer on a part-time basis. Such consultation and advice may be performed at such place and time as may be designated by Employee. Employee shall be obligated to perform his duties under this Section only as long as Employee’s health shall permit provided, however, the inability of Employee to perform these duties due to poor health or death shall not impair any benefit payable hereunder to the Employee, his designated beneficiary or his estate.

7. Forfeiture. Employee shall forfeit the right to payment of any further deferred compensation benefits hereunder if:

(a) Employee shall fail to continue in the full time employ of Employer until the earlier of a Change in Control or the attainment of age 69 for any reason other than death or disability;

(b) Employee shall fail to provide any required consultation services under Section 6 above;

or

(c) Employee, while receiving payments hereunder, shall, directly or indirectly, as owner, employee, independent contractor, agent or in any other capacity, take part or engage in any manner in any business, activity or endeavor within the State of Arkansas which, in the sole determination of the Board of Directors of Employer, shall be in competition with the business of Employer.

8. Administration. This deferred compensation agreement shall be administered by the Compensation Committee of the Board of Directors of Employer, which Committee shall have all rights and powers as may be necessary or appropriate for the discharge of its duties in the administration of this agreement.

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9. No Trust or Security. It is specifically understood and agreed that no trust or fiduciary relationship of any kind or character is created by this agreement and that Employer’s liability hereunder is an unsecured obligation of Employer.

10. Prohibition against Assignment. Employee may not assign, encumber or in any other manner transfer or dispose of any rights of Employee hereunder, except that Employee may designate a beneficiary or beneficiaries to receive payments in the event of Employee’s death.

11. Benefit and Binding Effect. This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives and successors.

IN WITNESS WHEREOF, the parties have executed this instrument this _22nd_ day of _January_____, 2018.

SIMMONS FIRST NATIONAL CORPORATION

By	/s/ Jena Compton

Title:	EVP, Chief People Officer

/s/ Marty D. Casteel
Marty D. Casteel